EXHIBIT 99.1

ICON Health & Fitness Reports Financial Results for the Third Fiscal Quarter
                      2004 Ended February 28, 2004

For the third quarter ended February 28, 2004, ICON reported net sales of $328.0 million, compared to $344.0 million for the third quarter ended March 1, 2003, which represents a $16.0 million, or 4.7%, decrease over the prior-year quarter. The decrease in sales was not attributable to a single customer, distributor or any other specific factor. The decrease was across several product lines. For the nine months ended February 28, 2004, ICON reported net sales of $857.7 million, compared to $806.9 million for the nine months ended March 1, 2003, which represents a $50.8 million, or 6.3%, increase over the prior year nine month period. The overall increase in sales was not attributable to a single customer, distributor or any other specific factor. The increase was across all product lines for which there was increased demand, particularly direct to consumer sales.

Net income for the three-month period ended February 28, 2004 was $18.2 million, compared to a net income of $20.3 million for the three-month period ended March 1, 2003. Net income before taxes for the three-month period ended February 28, 2004 was $23.4 million, compared to a net income before taxes of $31.0 million for the three-month period ended March 1, 2003. The provision for taxes for the three-month period ended February 28, 2004 was $5.2 million compared to a provision of $10.7 million in the three-month period ended March 1, 2003. Depreciation and amortization for the three-month period ended February 28, 2004 was $6.2 million compared to $5.0 million for the three-month period ended March 1, 2003. Interest expense, including amortization of deferred financing fees, for the three-month period ended February 28, 2004 was $6.7 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $6.5 million.

Net income for the nine-month period ended February 28, 2004 was $31.9 million, compared to net income of $30.6 million for the corresponding period ended March 1, 2003. This increase resulted primarily from increased sales and improved gross margins. The improved gross margin was a result of increased direct to consumer sales, changes in product mix and manufacturing efficiencies in both the first and second quarters of fiscal 2004. Income before taxes for the nine month period ended February 28, 2004 was $46.6 million, compared to income before taxes of $48.4 million for nine-month period ended March 1, 2003. The provision for taxes for the nine-month period ended February 28, 2004 was $14.7 million compared to a provision of $17.8 million in the nine-month period ended March 1, 2003. Depreciation and amortization for the nine-month period ended February 28, 2004 was $17.3 million versus the prior year's comparable period depreciation and amortization of $13.2 million. Interest expense, including amortization of deferred financing fees, for the nine-month period ended February 28, 2004 was $19.4 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $19.9 million. The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through February. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, ICON builds product inventory to prepare for the heavy demand anticipated during the peak season. This operating strategy helps ICON to realize the efficiencies of a steady pace of year-round production.

The Company has established earnings before net interest expense, income taxes, depreciation and amortization ("EBITDA") as an indicator of operating performance and as a measure of cash generating ability. EBITDA for the three-month period ended February 28, 2004 was $36.3 million, or 11.1% of net sales, compared to $42.5 million, or 12.3% of net sales, for the three-month period ended March 1, 2003, a $6.2 million or 14.6% decrease. EBITDA for the nine months ended February 28, 2004 was $83.3 million, or 9.7% of net sales compared to $81.5 million, or 10.1% of net sales for the nine months ended March 1, 2003, a $1.8 million or 2.2% increase. Management considers EBITDA to be one measure of the cash flows from operations of the Company before debt service that provides a relevant basis for comparison, and EBITDA is presented to assist investors in analyzing the performance of the Company. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
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The following is a reconciliation of net income (loss) to EBITDA for the three-month period and the nine-month period ended February 28, 2004:

                                     Three months     Nine months
                                     ------------     -----------
ended February 28, 2004

    Net income                           $18.2            $31.9
      Add back:
       Depreciation and amortization       6.2             17.3
       Provision for income tax            5.2             14.7
       Interest expense                    6.4             18.8
       Amortization of deferred
         financing fees                    0.3              0.6
                                       ---------        ---------
    EBITDA                               $36.3            $83.3
                                         =====            =====

ended March 1, 2003

    Net income                           $20.3            $30.6
      Add back:
       Depreciation and amortization       5.0             13.2
       Provision for income tax           10.7             17.8
       Interest expense                    6.3             19.2
       Amortization of deferred
         financing fees                    0.2              0.7
                                       ---------        ---------
    EBITDA                               $42.5            $81.5
                                         =====            =====


Total assets for the nine-month period ended February 28, 2004 and the fiscal year ended May 31, 2003 were $606.2 million and $465.1 million, respectively. This increase resulted in part from continued manufacturing to meet anticipated demand. Net debt (current portion of long-term debt plus long-term debt less cash) for the nine-month period ended February 28, 2004 and the fiscal year ended May 31, 2003 was $292.7 million and $239.6 million, respectively. This increase represents the build up of inventory. Capital expenditures for the nine months ended February 28, 2004 were $12.4 million versus the prior year's comparable period capital expenditures of $13.4 million. Capital expenditures on the manufacturing facility in China for the nine-month period ended February 28, 2004 were $4.9 million.

ICON Health & Fitness, Inc. will hold a conference call with investors on Wednesday, April 14th; at 4:30 p.m. EST to discuss its financial results for the Third quarter of fiscal 2004 filed on Form 10-Q with the Securities and Exchange Commission on April 13, 2004. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, Scott Watterson, President and COO, Gary Stevenson and CFO, Fred Beck will co-host the call.

To participate by phone, please dial 800-857-2283. Callers should ask to be connected to the ICON Health & Fitness earnings conference call.

ICON Health & Fitness, Inc. is the world's largest manufacturer and marketer of fitness equipment. The Company is headquartered in Logan, Utah and has more than 5,000 employees worldwide. ICON develops, manufactures and markets fitness equipment under the following company-owned brand names: NordicTrack, ProForm, HealthRider, Weslo, Weider, IMAGE and Free Motion, as well as Reebok and Gold's Gym under license agreements.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in ICON's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and ICON undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. (1) 435-750-5000
fbeck@iconfitness.com